Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SALLIE MAE REPORTS THIRD-QUARTER 2017 FINANCIAL RESULTS
Private Education Loan Portfolio Grows 24 Percent From Year-Ago Quarter to $17.0 Billion
Net Interest Income Increases 26 Percent From Year-Ago Quarter to $282 Million
Diluted Earnings Per Share Up 42 Percent from Year-Ago Quarter to $0.17
Private Education Loan Originations Increase 3 Percent From Year-Ago Quarter to $1.9 Billion

NEWARK, Del., Oct. 18, 2017 — Sallie Mae (Nasdaq: SLM), formally SLM Corporation, today released third-quarter 2017 financial results that include growth in portfolio size, net interest income, diluted earnings per share and originations. In the third-quarter 2017, the company expanded its private education loan portfolio 24 percent to $17.0 billion, increased its net interest income 26 percent to $282 million, increased its diluted earnings per share 42 percent to $0.17, and increased its private education loan originations 3 percent to $1.9 billion, all compared with the third quarter of 2016.
“The third quarter includes the back-to-school season for millions of families and the peak of our lending activity. It is gratifying to have helped 221,000 students return to campus to continue their college education and provide them with access to industry-leading tutoring services as an added benefit,” said Raymond J. Quinlan, chairman and CEO. “Our mission is to help students achieve the dream of higher education, and that’s why we focus on helping families save, plan, and pay for college. During the quarter, 425,000 students and their families explored the free financial literacy resources on our website to find scholarship and grant opportunities, learn how to pay for college, and use calculators to manage prudently their student loan debt. We take pride in our customers’ strong performance during college and after graduation, and we are pleased that platform and customer experience investments continue to yield a healthy loan portfolio and an improved efficiency ratio.”
For the third-quarter 2017, GAAP net income was $76 million, compared with $57 million in the year-ago quarter. GAAP net income attributable to the company’s common stock was $73 million ($0.17 diluted earnings per share) in the third-quarter 2017, compared with $52 million ($0.12 diluted earnings per share) in the year-ago quarter. The year-over-year increase was primarily attributable to a $59 million increase in net interest income and a $7 million decrease in income tax expense, which was offset by a $13 million increase in provisions for credit losses, a $17 million decrease in other income, and a $16 million increase in total non-interest expenses.
Third-quarter 2017 results vs. third-quarter 2016 included:

•	Private education loan originations of $1.9 billion, up 3 percent.

•	Net interest income of $282 million, up 26 percent.

•	Net interest margin of 5.85 percent, up 27 basis points.

•	Average private education loans outstanding of $16.2 billion, up 26 percent.

•	Average yield on the private education loan portfolio was 8.50 percent, up 50 basis points.

•	Private education loan provision for loan losses was $53 million, up from $41 million.

•	Private education loans in forbearance were 3.2 percent of private education loans in repayment and forbearance, up from 3.0 percent.

•	Private education loan delinquencies as a percentage of private education loans in repayment were 2.6 percent, up from 2.0 percent.
Core earnings for the third-quarter 2017 were $75 million, compared with $56 million in the year-ago quarter. Core earnings attributable to the company’s common stock grew 42 percent to $72 million ($0.17 diluted earnings per share) in the third-quarter 2017, compared with $51 million ($0.12 diluted earnings per share) in the year-ago quarter.

Sallie Mae provides core earnings because it is one of several measures management uses to evaluate management performance and allocate corporate resources. The difference between core earnings and GAAP net income is driven by mark-to-market unrealized gains and losses on derivative contracts recognized in GAAP, but not in core earnings results. Management believes its derivatives are effective economic hedges, and, as such, they are a critical element of the company’s interest rate risk management strategy.
Included in GAAP results for third-quarter 2017 and 2016 were $1.5 million and $1 million of pre-tax gains from derivative accounting treatment, respectively, that are excluded from core earnings results.
Total Non-Interest Expenses
Total non-interest expenses were $116 million in the third-quarter 2017, compared with $100 million in the year-ago quarter. Operating expenses grew 16 percent from the year-ago quarter, while the non-GAAP operating efficiency ratio decreased to 40.6 percent in the third-quarter 2017 from 40.7 percent in the year-ago quarter. Excluding FDIC assessment fees, which grew 50 percent as a result of a 24 percent increase in our private education loan portfolio, non-interest expenses grew 15 percent from the year-ago quarter.
Income Tax Expense
Income tax expense decreased to $41 million in the third-quarter 2017 from $47 million in the year-ago quarter. The effective income tax rate decreased in the third-quarter 2017 to 34.7 percent from 45.5 percent in the year-ago quarter, primarily due to a reduction in state taxes and the release of reserves for uncertain tax positions. The rate in the third quarter of 2016 was negatively affected by a $9 million increase in the reserve for indemnified uncertain tax positions. The changes due to indemnified uncertain tax positions had no impact on earnings per share as we recorded a matching offset in other income related to the tax indemnification.
Capital
The regulatory capital ratios of the company’s Sallie Mae Bank subsidiary continue to exceed guidelines for institutions considered “well capitalized.” At Sept. 30, 2017, Sallie Mae Bank’s regulatory capital ratios were as follows:

	Sept. 30, 2017	"Well Capitalized" Regulatory Requirements
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	11.8 percent	6.5 percent
Tier 1 Capital (to Risk-Weighted Assets)	11.8 percent	8.0 percent
Total Capital (to Risk-Weighted Assets)	13.0 percent	10.0 percent
Tier 1 Capital (to Average Assets)	11.4 percent	5.0 percent
Deposits
Deposits at the company totaled $15.0 billion ($7.7 billion in brokered deposits and $7.3 billion in retail and other deposits) at Sept. 30, 2017, compared with total deposits of $12.9 billion ($7.8 billion in brokered deposits and $5.1 billion in retail and other deposits) at Sept. 30, 2016.
Guidance
The company expects 2017 results to be as follows:

•	Full-year diluted core earnings per share: $0.72.

•	Full-year private education loan originations of $4.8 billion.

•	Full-year non-GAAP operating efficiency ratio: 38 percent - 39 percent.

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Sallie Mae will host an earnings conference call tomorrow, Oct. 19, 2017, at 8 a.m. EDT. Sallie Mae executives will be on hand to discuss highlights of the quarter and to answer questions related to company performance. Individuals interested in participating should dial 877-356-5689 (USA and Canada) or 706-679-0623 (international) and use access code 84578110 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. A replay of the conference call will be available approximately two hours after the call’s conclusion and will remain available through Nov. 8, 2017. To hear the replay, please dial 855-859-2056 (USA and Canada) or 404-537-3406 (international) and use access code 84578110.
Presentation slides for the conference call may be accessed at www.SallieMae.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2016 (filed with the Securities and Exchange Commission (“SEC”) on Feb. 24, 2017) and subsequent filings with the SEC; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; failure to comply with consumer protection, banking and other laws; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings; failures or breaches of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; risks associated with restructuring initiatives, including failures to successfully implement cost-cutting and restructuring initiatives and the adverse effects of such initiatives on the company's business; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; changes in banking rules and regulations, including increased capital requirements; increased competition from banks and other consumer lenders; the creditworthiness of the company's customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of the company's earning assets versus the company's funding arrangements; rates of prepayments on the loans made by the company and its subsidiaries; changes in general economic conditions and the company's ability to successfully effectuate any acquisitions; and other strategic initiatives. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions, including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform such statements to actual results or changes in its expectations.
The company reports financial results on a GAAP basis and also provides certain “Core Earnings” performance measures. The difference between the company’s “Core Earnings” and GAAP results for the periods presented were the unrealized, mark-to-market gains/losses on derivative contracts (excluding current period accruals on the derivative instruments), net of tax. These are recognized in GAAP, but not in “Core Earnings” results. The company provides “Core Earnings” measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. The company’s “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies.
For additional information, see “Management's Discussion and Analysis of Financial Condition and Results of Operations — GAAP Consolidated Earnings Summary -‘Core Earnings’ ” in the company’s Form 10-Q for the quarter ended Sept. 30, 2017 for a further discussion and the “‘Core Earnings’ to GAAP Reconciliation” table in this press release for a complete reconciliation between GAAP net income and “Core Earnings.”
In 2016, our non-GAAP operating efficiency ratio was calculated for the periods presented as the ratio of (a) the total non-interest expense numerator to (b) the net revenue denominator (which consisted of net interest income, before provision for credit losses, plus non-interest income).
In the first-quarter 2017, we began calculating and reporting our non-GAAP operating efficiency ratio as the ratio of (a) the total non-interest expense numerator to (b) the net revenue denominator (which consists of the sum of net interest income, before provision for credit losses, and non-interest income, less the net impact of derivative accounting as defined in the "‘Core Earnings’ to GAAP Reconciliation" table in this Press Release). We believe this change will improve visibility into our management of operating expenses over time and eliminate the variability in this ratio that may be related to the changes in fair value of our derivative contracts that we consider economic hedges and which do not affect how we manage operating expenses. This change conforms the treatment of our hedging activities in our operating efficiency ratio to our non-GAAP “Core Earnings” measure. The impact of this change on the non-GAAP operating efficiency ratio reported in each of our prior quarterly and annual periods is immaterial. This ratio provides useful information to investors because it is a measure used by our management team to monitor our effectiveness in managing operating expenses. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from our ratio. Accordingly, our non-GAAP operating efficiency ratio may not be comparable to similar measures used by other companies.

***

Sallie Mae (Nasdaq: SLM) is the nation’s saving, planning, and paying for college company. Whether college is a long way off or just around the corner, Sallie Mae offers products that promote responsible personal finance, including private education loans, Upromise rewards, scholarship search, college financial planning tools, and online retail banking. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.
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Contacts:

Media:	Martha Holler, 302-451-4900, martha.holler@salliemae.com, Rick Castellano, 302-451-2541, rick.castellano@salliemae.com
Investors:	Brian Cronin, 302-451-0304, brian.cronin@salliemae.com
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Selected Financial Information and Ratios
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data and percentages)	2017	2016	2017	2016

Net income attributable to SLM Corporation common stock	$73,343	$51,649	$229,354	$164,387
Diluted earnings per common share attributable to SLM Corporation	$0.17	$0.12	$0.52	$0.38
Weighted average shares used to compute diluted earnings per share	438,419	433,523	438,422	432,079
Return on assets	1.5%	1.4%	1.7%	1.5%
Non-GAAP operating efficiency ratio - old method(1)	40.3%	40.6%	39.4%	40.8%
Non-GAAP operating efficiency ratio - new method(2)	40.6%	40.7%	39.0%	40.9%

Other Operating Statistics
Ending Private Education Loans, net	$16,959,241	$13,725,959	$16,959,241	$13,725,959
Ending FFELP Loans, net	950,524	1,034,545	950,524	1,034,545
Ending total education loans, net	$17,909,765	$14,760,504	$17,909,765	$14,760,504

Average education loans	$17,188,936	$13,931,693	$16,772,663	$13,384,326
_________

(1) In 2016, our non-GAAP operating efficiency ratio was calculated for the periods presented as the ratio of (a) the total non-interest expense numerator to (b) the net revenue denominator (which consisted of net interest income, before provision for credit losses, plus non-interest income).

(2) In the first-quarter 2017, we began calculating and reporting our non-GAAP operating efficiency ratio as the ratio of (a) the total non-interest expense numerator to (b) the net revenue denominator (which consists of the sum of net interest income, before provision for credit losses, and non-interest income, less the net impact of derivative accounting as defined in the "‘Core Earnings’ to GAAP Reconciliation" table in this Press Release). We believe this change will improve visibility into our management of operating expenses over time and eliminate the variability in this ratio that may be related to the changes in fair value of our derivative contracts that we consider economic hedges and which do not affect how we manage operating expenses. This change conforms the treatment of our hedging activities in our operating efficiency ratio to our non-GAAP “Core Earnings” measure. The impact of this change on the non-GAAP operating efficiency ratio reported in each of our prior quarterly and annual periods is immaterial. This ratio provides useful information to investors because it is a measure used by our management team to monitor our effectiveness in managing operating expenses. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from our ratio. Accordingly, our non-GAAP operating efficiency ratio may not be comparable to similar measures used by other companies.

SLM CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	September 30,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$1,247,764	$1,918,793
Available-for-sale investments at fair value (cost of $236,018 and $211,406, respectively)	232,549	208,603
Loans held for investment (net of allowance for losses of $229,919 and $184,701, respectively)	18,040,465	15,137,922
Restricted cash and investments	66,625	53,717
Other interest-earning assets	31,303	49,114
Accrued interest receivable	1,019,735	766,106
Premises and equipment, net	88,975	87,063
Tax indemnification receivable	214,496	259,532
Other assets	74,258	52,153
Total assets	$21,016,170	$18,533,003

Liabilities
Deposits	$15,034,052	$13,435,667
Short-term borrowings	300,000	—
Long-term borrowings	2,738,662	2,167,979
Income taxes payable, net	96,404	184,324
Upromise member accounts	245,094	256,041
Other liabilities	180,118	141,934
Total liabilities	18,594,330	16,185,945

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized:
Series A: 0 and 3.3 million shares issued, respectively, at stated value of $50 per share	—	165,000
Series B: 4 million and 4 million shares issued, respectively, at stated value of $100 per share	400,000	400,000
Common stock, par value $0.20 per share, 1.125 billion shares authorized: 442.3 million and 436.6 million shares issued, respectively	88,458	87,327
Additional paid-in capital	1,213,198	1,175,564
Accumulated other comprehensive loss (net of tax benefit of $2,720 and $5,364, respectively)	(4,417)	(8,671)
Retained earnings	824,316	595,322
Total SLM Corporation stockholders’ equity before treasury stock	2,521,555	2,414,542
Less: Common stock held in treasury at cost: 10.4 million and 7.7 million shares, respectively	(99,715)	(67,484)
Total equity	2,421,840	2,347,058
Total liabilities and equity	$21,016,170	$18,533,003

SLM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Interest income:
Loans	$359,610	$268,341	$1,021,106	$765,246
Investments	1,928	2,193	6,272	7,155
Cash and cash equivalents	4,686	2,003	10,429	4,832
Total interest income	366,224	272,537	1,037,807	777,233
Interest expense:
Deposits	61,890	38,210	157,473	107,633
Interest expense on short-term borrowings	1,804	1,604	4,234	5,827
Interest expense on long-term borrowings	20,469	9,448	56,070	17,869
Total interest expense	84,163	49,262	217,777	131,329
Net interest income	282,061	223,275	820,030	645,904
Less: provisions for credit losses	54,930	41,784	130,441	116,179
Net interest income after provisions for credit losses	227,131	181,491	689,589	529,725
Non-interest income:
Gains (losses) on derivatives and hedging activities, net	1,661	1,368	(7,326)	3,156
Other income	4,455	21,598	26,430	56,309
Total non-interest income	6,116	22,966	19,104	59,465
Non-interest expenses:
Compensation and benefits	51,052	43,380	157,523	138,659
FDIC assessment fees	7,626	5,095	21,477	13,548
Other operating expenses	57,464	51,234	151,070	135,164
Total operating expenses	116,142	99,709	330,070	287,371
Acquired intangible asset amortization expense	117	226	351	747
Total non-interest expenses	116,259	99,935	330,421	288,118
Income before income tax expense	116,988	104,522	378,272	301,072
Income tax expense	40,617	47,557	136,341	120,987
Net income	76,371	56,965	241,931	180,085
Preferred stock dividends	3,028	5,316	12,577	15,698
Net income attributable to SLM Corporation common stock	$73,343	$51,649	$229,354	$164,387
Basic earnings per common share attributable to SLM Corporation	$0.17	$0.12	$0.53	$0.38
Average common shares outstanding	431,718	428,077	430,958	427,711
Diluted earnings per common share attributable to SLM Corporation	$0.17	$0.12	$0.52	$0.38
Average common and common equivalent shares outstanding	438,419	433,523	438,422	432,079

“Core Earnings” to GAAP Reconciliation

The following table reflects adjustments associated with our derivative activities.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share amounts)	2017	2016	2017	2016

“Core Earnings” adjustments to GAAP:
GAAP net income attributable to SLM Corporation	$76,371	$56,965	$241,931	$180,085
Preferred stock dividends	3,028	5,316	12,577	15,698
GAAP net income attributable to SLM Corporation common stock	$73,343	$51,649	$229,354	$164,387

Adjustments:
Net impact of derivative accounting(1)	(1,475)	(831)	7,491	(1,259)
Net tax effect(2)	(563)	(320)	2,861	(483)
Total “Core Earnings” adjustments to GAAP	(912)	(511)	4,630	(776)

“Core Earnings” attributable to SLM Corporation common stock	$72,431	$51,138	$233,984	$163,611

GAAP diluted earnings per common share	$0.17	$0.12	$0.52	$0.38
Derivative adjustments, net of tax	—	—	0.01	—
“Core Earnings” diluted earnings per common share	$0.17	$0.12	$0.53	$0.38
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(1) Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP (but include current period accruals on the derivative instruments), net of tax. Under GAAP, for our derivatives held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0.

(2) “Core Earnings” tax rate is based on the effective tax rate at the Bank where the derivative instruments are held.